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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 11, 2001



                       Williams Communications Group, Inc.
             (Exact name of registrant as specified in its charter)



    Delaware                         1-15343                     73-1462856
(State or other                    (Commission                (I.R.S. Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)



  One Williams Center, Tulsa, Oklahoma                              74172
(Address of principal executive offices)                          (Zip Code)



        Registrant's telephone number, including area code: 918-573-2000



                                 Not Applicable
          (Former name or former address, if changed since last report)

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Item 5. Other Events.

        On April 18, 2001, Winstar Communications, Inc. ("Winstar
Communications"), the parent company of Winstar Wireless, Inc. ("Winstar Wireless"), announced that both Winstar Communications and Winstar Wireless had filed for protection under Chapter 11 of the U.S. Bankruptcy Code. This announcement followed a series of announcements by Winstar Communications including announcements that it would reduce its workforce by approximately 44 percent and halt the expansion of its network.

        In 1998, a subsidiary of the Registrant (together with the Registrant referred to as the "Registrant") entered into an agreement with Winstar Wireless for a 25-year indefeasible right to use (the "Wireless IRU") of approximately two percent of the wireless local capacity of Winstar Wireless. Per the agreement, Winstar Wireless is to construct 270 hubs by the end of 2001, and the Registrant is to have the ability to use all of these hubs for a 25-year period. As of March 31, 2001, Winstar Wireless has delivered and the Registrant has accepted 200 hubs, or antenna sites, for the Registrant to use. The Registrant has paid approximately $300 million for the 200 hubs accepted through March 31, 2001, and had previously estimated that it would pay an additional $100 million for the delivery and acceptance of the remaining 70 hubs Winstar Wireless is committed to deliver. The Registrant is not required to pay the additional $100 million if the remaining 70 hubs are not delivered and accepted. The Registrant cannot determine at this time what financial impact, if any, the Winstar Wireless bankruptcy filing and the recently announced workforce reductions and halt in network expansion will have on the utilization of the delivered hubs, on the recoverability of the Registrant's expenditures for the delivered hubs, or on the Registrant's commitment on the remaining 70 hubs. Developments in the bankruptcy proceedings could impair the Registrant's ability to realize or recover its investment in the wireless hub capacity, leading to a non-recurring impairment charge against earnings representing a write-off or write-down of all or a portion of the $300 million already paid and any portion of the $100 million that the Registrant may be required to pay related to the wireless hubs. Because the Registrant has not yet fully integrated this wireless capacity into its fiber service offerings, if the Registrant's use of the capacity is impaired, it does not expect that any such impairment would impact its marketing business plan or product offerings in 2001. The Registrant will adjust its product offering plans for subsequent years to compensate for the loss of these wireless assets.

        On April 11 and 16, 2001, the Registrant notified Winstar Wireless that Winstar Wireless was in default under its indefeasible right of use agreement for long haul capacity ("Long Haul IRU") with the Registrant dated December 17, 1998, as subsequently modified, as a result of past due receivables, and terminated the agreement in accordance with its terms. The Registrant offered transition services to Winstar Wireless with respect to any capacity services currently provided for a 30-day period at agreed-upon rates, under standard terms and conditions. The Registrant has estimated in connection with its 2001 revenue guidance that Winstar Wireless would generate approximately $70 million of recurring revenue from April through December of 2001, and approximately $20 million in one-time dark fiber revenue during the same period. The termination of the Long Haul IRU by the Registrant and the fact that Winstar Wireless filed bankruptcy may significantly reduce or eliminate such revenues for the nine-month period and future revenues under the Long Haul IRU thereafter.

        Although a number of uncertainties exist in any bankruptcy and the rights and obligations of Winstar and its creditors will be determined over time in the bankruptcy court, the Registrant currently believes that its net cash position and accounts receivable exposure relative to Winstar, when taken as a whole, will not have a significant cash impact in 2001. The Registrant has not altered its expectation that it will be EBITDA positive on an operational basis by the end of 2001. In addition, the Registrant reaffirms its first quarter 2001 revenue guidance and expects to report EBITDA results that are favorable to previous guidance.

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        Forward Looking Statement Risk Factors. Statements made in this filing regarding the Registrant's expectations or predictions regarding the impact of the matters disclosed are forward looking statements and are subject to a number of risks, assumptions, and uncertainties that could cause the Registrant's actual results to differ materially from those projected. These risks, assumptions, and uncertainties include the ability of Winstar Communications and Winstar Wireless to propose and have a plan of reorganization confirmed in the bankruptcy proceedings; the possibility of a decision adverse to the Registrant by a bankruptcy or other court relating to the rights and obligations of the Registrant and Winstar Wireless under the Long Haul IRU, the Wireless IRU, and related agreements; and developments in the bankruptcy proceedings that cannot be anticipated at this time because the case is in its early stages and the interests of all parties have not yet been ascertained.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WILLIAMS COMMUNICATIONS GROUP, INC.



Date: April 19, 2001                    /s/ P. DAVID NEWSOME, JR.
                                        ----------------------------------------
                                        Name:  P. David Newsome, Jr.
                                        Title: Corporate Secretary